Exhibit 10.1

Business Purchase Agreement and Management Services Agreement
Termination Agreement

This Business Purchase Agreement and Management Services Termination Agreement is effective the 1st day of November 2021 by and between Mark Slater who resides at, 1121 S. Elizabeth St., Kokomo, Indiana 46902 and Colosseum Combat LLC jointly (herein called “CCMS” ) and B2 Digital INC. (Herein called “B2”) with offices at 4522 West Village Drive, Suite 215, Tampa, Florida 33624 (Herein called" B2")

Now, therefore in consideration of the foregoing premises and the covenants herein contains, the parties hereto mutually agree as follows.

1.0	Agreement

The terms used in the Business Purchase Agreement and Management Services Agreement Termination Agreement shall have the meanings assigned to them in this section or elsewhere in this Management Services Termination Agreement:

1.0	Mark Salter will Return on the execution date of this agreement to B2 the B2 Digital INC. Physical certificate issued to Mark Slater of Eight Million (8,000,000) Restricted REG 144 Common Stock Shares which B2 will cancel said certificate.

2.0	CCMS and specifically Mark Slater will return the Dodge Caravan owned by B2 on the execution date of this agreement in good working order,

3.0	B2 will Pay to Mark Slater per the following schedule:

3.1 $1750 on or before the 1st of November
3.2 $1750 on or before the 7th of November
3.3 $1750 on or before the 21st of November
3.4 $1750 on or before the 7th of December
3.5 $1750 on or before the 21st of December

4.0	CCMS hereby Agrees to Exhibit A of this Agreement

5.0	The Business Purchase Agreement executed between the parties on November 17, 2017 attached as Exhibit B herein is hereby Terminated in its entirety except for the following clauses, 11 and 13

6.0	The Management Services Agreement executed between the parties on November 17, 2017 attached as Exhibit B herein is hereby Terminated in its entirety except for the following clauses, 4, 5, 6 and 7.

7.0	CCMS agrees to not represent, publish, post any information, pictures or video of any kind about B2, B2 Fighting Series, B2Digital Inc. or any information received, discussed, or disseminated to CMS or in CCMS procession about b2 or CCMS.

7.0	The laws and courts of Florida will govern this agreement.

8.0	All assets and the title ownership of any asset acquired in the Business Purchase Agreement executed between the parties will hereby transfer from Colosseum Combat LLC to B2Digital INC., except for the following will transfer to Mark Slater

a. Colosseum Combat LLC 100% ownership owned by B2 will transfer to Mark Slater on the execution of this agreement

b. Colosseum Combat Bank Account with $1000 cash in it

c. Original Cage that was acquired by B2 in the Business Purchase Agreement between the parties

d. Cage trailer that was acquired by B2 in the Business Purchase Agreement between the parties

e. All Colosseum combat Social media, websites, logo rights and usages of Colosseum Combat marks

THIS AREA PURPOSELY LEFT BLANK

1

9.0	Notices. All notices, requests, demands, instructions, and other communications shall be in writing, and shall be addressed respectively as follows:

If to B2 and CCMS:

Mr. Greg P. Bell

gbell@B2enterprises.net
Mobile Phone: (310) 663-6615

If to "CCMS":

Mark Slater

Email: mark@colosseumcombat.com

Mobile Phone: (765) 513-0016

In witness whereof, the parties hereto agree to the terms in this Management Services Agreement.

/s/ Greg P. Bell

Greg P. Bell

B2 Digital INC.
Chairman & CEO

Date: 10/29/21

/s/ Mark Slater

CCMS

Mark Slater

Date: 10/28/21

/s/ Mark Slater

Mark Slater

Date: 10/28/21

2

Exhibit A

Covenant Not to Compete; Non-Solicitation; Confidentiality

1.                  CCMS for a period of ten (10) years following the execution date of this Agreement will not recruit or employ (whether as an employee or independent contractor) any of the B2 current employees or independent contractors excluding any fighters who have fought for CCMS or B2.

2.                  CCMS shall hold the Confidential Information (as hereinafter defined) in confidence and shall not use the Confidential Information for any purpose other than in furtherance of the B2 operation of the Business without the B2's express written consent. CCMS recognizes that Confidential Information involves one of the valuable and unique assets B2 has acquired. "Confidential Information" means information directly or indirectly involving the Business that is not available or open to the public generally.

3.                  CCMS has carefully read and considered the provisions of this Exhibit A and, having done so, agrees that the restrictions set forth herein are fair and reasonable given the terms and conditions of this agreement, the nature of the B2 and its affiliates' business, the area in which its affiliates market their products and services, and the consideration being provided pursuant to this agreement. In addition, CCMS and B2 each specifically agrees that the length, scope, and definitions used in this covenant and other restrictions set forth in this Exhibit A are fair and reasonable.

4.                  CCMS and B2 each acknowledge and agree that its breach of any of the agreements in this Exhibit A would result in irreparable damage and continuing injury to B2. Therefore, in the event of any breach or threatened breach of such agreements, CCMS and B2 each agrees that the 132 will be entitled to an injunction from any court of competent jurisdiction enjoining such person or entity from committing any violation or threatened violation of this agreement.

3

Schedule B

Business Purchase Agreement and Management Services Agreement

4

BUSINESS PURCHASE AGREEMENT

This Purchase Agreement is entered into on November 20, 2017, between B2Digital, INC a Delaware Corporation trading on the OTC at: BTDG, (the “Buyer”) with offices at 4522 West Village Dr., Tampa, Florida 33624, and Colosseum Combat LLC, a INDIANA LIMITED LIABILITY (the “Seller”) with offices at 1121 S. Elizabeth St., Kokomo, Indiana 46902 which is owned by Mark Slater (the “Owner”).

The Seller owns and operates a Fighting Promotion Business known as Colosseum Combat (the “Business”).

The Seller has agreed to sell and the Buyer has agreed to purchase (as defined below).

The Owner owns 100% of the outstanding equity of the Seller and Seller hereby agrees to Sell 100% of Owner’s interest in Seller to the Buyer per the following terms and conditions;

Therefore, the parties agree as follows:

1. Sale of the Purchased Business Assets; Assumption of the Assumed Contracts. Subject to the provisions set forth in this agreement, as of midnight at the beginning of the date of this agreement (the “Effective Time”), the Seller hereby sells, conveys, assigns, and transfers to the Buyer the assets of the Colosseum Combat Business set forth on Schedule 1 (the “Purchased Assets”) free and clear of any and all liens and encumbrances, and the Buyer hereby accepts the sale, conveyance, assignment, and transfer of the Purchased Assets and assumes the Buyer’s obligations under the contracts listed on Schedule 1 (the “Assumed Contracts”).

2. No Other Assumption of Liabilities. Except for the Assumed Contracts, Provisions and Items listed in Schedule 1 through 5 of this agreement, the Buyer does not assume any obligation or liability of the Seller or the Owner, and the Seller or the Owner or both, as applicable, will continue to be liable for any and all liabilities of the Seller or the Owner or both for the business prior to the execution of this agreement. The Buyer does not assume any liability under the Assumed Contracts arising before the Effective Time. The Seller will not be responsible for any liability that arises from the Buyer’s operation of the Business after the Effective Time.

3. Purchase Price.

A. In full consideration for the transfer of the Assets and the company to Buyer, Buyer hereby agrees to pay to Owner $26,418 Cash for the business herein the “Cash Purchase Price”, and 8,000,000 Million shares of “B2 Digital Restricted Common Shares of B2 Digital INC. ”, Restricted shares as defined in Schedule 6.

B. Within 10 business days of this agreement being executed Buyer will pay $0 to Seller.

C. The Buyer will pay to Seller the remaining unpaid balance of the Cash Purchase Price of $26,418 paid in 3 payments in electronic bank transfers in Cash per the following schedule:

1. $10,000 on or before 30 calendar Days after the Execution date of this Agreement

2. $10,000 on or before 60 Calendar Days after the Execution date of this Agreement

3. $6418 on or before 90 Calendar Days after the Execution date of this Agreement

5

D. The Buyer will Issue 8,000,000 “B2 Digital Restricted Common “SHARES” in the names of the Seller within 10 Business Days from the execution date of this agreement.

E. For the purpose of income reporting of “CC” to B2 Digital INC, this agreement will make the official Acquisition date of “CC” by “B2” for financial reporting reasons October 1, 2017

4. Representations and Warranties. The Seller and the Owner, jointly and severally, represent and warrant to the Buyer that all of the representations and warranties set forth on Schedule 4 are true and correct in all respects as of the date of this agreement.

5. Covenant Not to Compete; Nonsolicitation; Confidentiality. As further consideration for the Purchase Price, the Seller and the Owner each agree to abide by the noncompetition, nonsolicitation, and confidentiality obligations set forth on Schedule 4.

6. Proration of Expenses. Any costs associated with operating the Business in the ordinary course, including but not limited to payroll expenses and utility or similar charges, payable with respect to the period in which the Execution Date of this agreement falls will be prorated based on the actual number of days applicable to the pre Execution Date of this agreement and post Execution Date of this agreement occupancy and use. The Seller will be liable for the prorated amount of all such expenses during the period through the Execution Date of this agreement, and the Buyer will be liable for the prorated amount of all such expenses during the period after the Execution Date of this agreement.

7. Survival. Except as otherwise provided in this agreement, the representations and promises of the parties contained in this agreement will survive (and not be affected in any respect by) the Effective Time for the applicable statute of limitations as well as any investigation conducted by any party and any information which any party may receive.

8. Further Actions. At any time and from time to time after the date of this agreement: (1) the Seller shall execute and deliver or cause to be executed and delivered to the Buyer such other instruments and take such other action, all as the Buyer may reasonably request, in order to carry out the intent and purpose of this agreement; and (2) the Buyer shall execute and deliver or cause to be executed and delivered to the Seller such other instruments and take such other action, all as the Seller may reasonably request, in order to carry out the intent and purpose of this agreement.

9. Governing Law; Venue. This agreement and the transactions contemplated hereby will be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws principles) of the State of Nevada. Any suit, action, or other proceeding brought against any of the parties to this agreement or any dispute arising out of this agreement or the transactions contemplated hereby must be brought either in the courts sitting in the state of Nevada and by its execution and delivery of this agreement, each party accepts the jurisdiction of such courts and waives any objections based on personal jurisdiction or venue.

10. Assignment. No party may assign either this agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party, except that the Buyer may assign any or all of its rights under this agreement, in whole or in part, without obtaining the consent or approval of any other party, (1) to any current or future affiliate of the Buyer, (2) to any entity into which the Buyer may be merged or consolidated, (3) in connection with any acquisition, restructuring, merger, conversion, or consolidation to which the Buyer may be a party, or (4) to a lender to the Buyer or its affiliates as collateral security for current or future obligations owed by the Buyer or its affiliates to the lender.

11. Notices. All notices and other communications under this agreement must be in writing and given by first class mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or personal delivery against receipt to the party to whom it is given, in each case, at the party's address set forth in this section 11 or such other address as the party may hereafter specify by notice to the other parties given in accordance with this section. Any such notice or other communication will be deemed to have been given as of the date the applicable delivery receipt for such communication is executed as received or in the case of mail, three days after it is mailed.

6

12. Owner, Seller and Buyer hereby agree to the terms of "Contractor Services Agreement" as listed in Schedule 5.

13. Any official notification regarding this agreement will be sent by overnight courier to the following addresses and a copy via email to:

The Seller or Owner:

Mark Slater

1121 S. Elizabeth St.

Kokomo, Indiana 46902

Email: mark@colosseumcombat.com

If to the Buyer:

Greg P. Bell

Chairman and CEO

B2Digital INC

4522 West Village Drive

Tampa, Florida 33624

Email: gbell@b3enterprises.net

14. Miscellaneous. This agreement contains the entire agreement between the parties with respect to the subject matter hereof and all prior negotiations, writings, and understandings relating to the subject matter of this agreement are merged in and are superseded and canceled by, this agreement. This agreement may not be modified or amended except by a writing signed by the parties. This agreement is not intended to confer upon any person or entity not a party (or their successors and permitted assigns) any rights or remedies hereunder. This agreement may be signed in any number of counterparts, each of which will be an original with the same effect as if the signatures were upon the same instrument, and it may be signed electronically. The captions in this agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof. If any date provided for in this agreement falls on a day which is not a business day, the date provided for will be deemed to refer to the next business day. Any provision in this agreement that is held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction will be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof; provided, however, that the parties will attempt in good faith to reform this agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

15. No announcements or disclosure of any of the terms, conditions, payments or information contained in this agreement shall be made verbally or in writing by either party until "B2 POST REVERSAL COMPLETION DATE" has occurred.

The Exhibits and Schedules to this agreement are a material part of this agreement and are incorporated by reference herein.

Each of the undersigned has caused this bill of sale and assignment and assumption agreement to be duly executed and delivered as of the date first written above.

BUYER

/s/ Greg P. Bell

By: Greg P. Bell

Name: B2Digital Inc.,

Title: Chairman and CEO

Date: November 20, 2017

SELLER	OWNER

/s/ Mark Slater	/s/ Mark Slater
Name: Colosseum Combat	Name: Mark Slater
Title: Mark Slater	Date:
Date: 11/2/17

7

Schedule 1

Purchased Assets

"Purchased Assets of the Business," means all of the assets of the Seller used or useful in the operation of the Business, including the following assets, but specifically excluding the Excluded Assets:

a)    all books, records, mailing lists, customer lists, advertising and promotional materials, equipment maintenance records, and all other documents used by the Seller in the Business (whether in hard copy or electronic form);

b)   all computers and related software, websites, office equipment, and office supplies used by the Seller in the Business;

c)    fixtures and furniture used by the Seller in the Business;

d)   phone system and any other technological equipment used by the Business

e)    the trade name "Colosseum Combat" and associated goodwill and all copyrights, patents, trademarks, trade secrets, and other intellectual property and associated goodwill;

f)    All Retail Merchandise, banners, signage, posters or any physical material identified as owned by Colosseum Combat as outlined in Schedule 2

g)   the internet domain name www.colosseumcombat.com and all variants including software, site code and mailing lists both analog, phone numbers, emails and digital copies owned by the Seller and/or used in the Business;

h)   all social media accounts, including, without limitation Facebook, Google Plus, Linkedln, Twitter and YouTube accounts, used in the Business

i)     All physical media of the Video library of all past events and TV shows owned by the Seller

j)     The Seller shall transfer the ownership of the physical Colosseum Combat Bank Account to the Buyer on the execution of this agreement. Signing authority to remain with Seller on the Bank Account.

k)   Cash in Colosseum Combat Bank Accounts of $10,000.00 for the ongoing operation of the business and $0 (ZERO) in cash to pay existing Accounts Payable of the business.

8

Schedule 2

Merchandise and Equipment Inventory

24 ft. enclosed trailer

24 ft. cage

9

Schedule 3

Representations and Warranties

1.    Capitalization. The only equity owner of the Seller is the Owner and no person has any existing right to purchase any equity of the Seller.

2.    Consents. The Seller is not required to obtain the consent of any party to a contract or any governmental entity in connection with the execution, delivery, or performance by it of this agreement or the consummation of the transactions contemplated in this agreement.

3.    Compliance with Laws. With respect to the operation of the Business by the Seller before the Effective Time, the Seller and its employees and officers are and at all times have been in compliance in all material respects with each law applicable to the Seller or to the operation of the Business.

4.    Taxes. The Seller has, in respect of the Business, filed all tax returns that are required to be filed and has paid all taxes that have become due under the tax returns or under any assessment that has become payable or for which the Buyer may otherwise have any transferee liability. All monies required to be withheld by the Seller from employees for income taxes and social security and other payroll taxes have been collected or withheld and either paid to the respective governmental bodies or set aside in accounts for such purpose.

5.    Litigation. There are no claims or suits pending or, to the Seller's knowledge, threatened by or against the Seller (1) relating to or affecting the Business or Purchased Assets or (2) by or against any employee of the Seller relating to or affecting the Business or Purchased Assets. There are no judgments, decrees, orders, writs, injunctions, rulings, decisions, or awards of any court or governmental body to which the Seller is a party or is subject with respect to any of the Purchased Assets is subject.

6.    Financial Information; Ordinary Course. The financial information the Seller provided to the Buyer is accurate, correct, and complete, is in accordance with the books and records of the Seller, and presents fairly the results of operation and financial condition of the Seller's Business. The Seller has operated the Business in the ordinary course before the Effective Time.

7.    Title; Condition of Purchased Assets. The Seller has good and marketable title to all of the Purchased Assets free and clear of all liens and encumbrances. Pursuant to this agreement, the Seller conveys to the Buyer good and marketable title to all of the Purchased Assets, free and clear of all liens and encumbrances. The Inventory is salable in the ordinary course of business and consists of items that are current, standard, and first quality. All equipment and signs are in working order and the premises will pass all inspections necessary to conduct the Business.

10

Schedule 4

Covenant Not to Compete; Non-Solicitation; Confidentiality

1. The Seller and the Owner each covenants and agrees that neither the Seller nor the Owner will: (1) for a period of 10 years following the Execution Date of this agreement own, manage, or be employed by (whether as an employee or independent contractor) a competing business within the USA; (2) or for a period of 10 years following the Execution Date of this agreement recruit or employ (whether as an employee or independent contractor) any of the Business's current employees or independent contractors.

2. The Seller and the Owner shall hold the Confidential Information in confidence and shall not use the Confidential Information for any purpose other than in furtherance of the Buyer's operation of the Business without the Buyer's express written consent. The Seller and the Owner recognize that Confidential Information involves one of the Buyer's valuable and unique assets. "Confidential Information" means information directly or indirectly involving the Business that is not available or open to the public generally.

3. The Seller and the Owner each has carefully read and considered the provisions of this Schedule 4 and, having done so, agrees that the restrictions set forth herein are fair and reasonable given the terms and conditions of this agreement, the nature of the Seller's and its affiliates' business, the area in which the Seller and its affiliates market their products and services, and the consideration being provided pursuant to this agreement. In addition, the Seller and the Owner each specifically agrees that the length, scope, and definitions used in the covenant not to compete and other restrictions set forth in this Schedule 5 are fair and reasonable.

4. The Seller and the Owner each acknowledges and agrees that its breach of any of the agreements in this Schedule 4 would result in irreparable damage and continuing injury to the Buyer. Therefore, in the event of any breach or threatened breach of such agreements, the Seller and the Owner each agrees that the Buyer will be entitled to an injunction from any court of competent jurisdiction enjoining such person or entity from committing any violation or threatened violation of those agreement.

11

Schedule 5

Ongoing and Future Services

1. Mark Slater agrees to the attached Schedule 5 Contractor Services Agreements

12

Contractor Services Agreement

This Contractor Services Agreement is effective the 15th day of November 2017 by and between Mark Slater (herein called "MS") who resides at 1121 S. Elizabeth St, Kokomo, Indiana 12345, and B2 Digital INC with offices at 4522 West Village Drive, Suite 215, Tampa, Florida 33624 (Herein called " B2")

Recitals

A.	"B2" desires to engage "MS" to render certain professional services (Herein called Services) for the consideration set forth.

B.	"MS" desires to render such services to "B2"

C .	These Services to be rendered by "MS" to Colosseum Combat LLC "CC" of Indiana

Now,therefore in consideration of the foregoing premises and the covenants herein contains, the parties hereto mutually agree as follows.

1.0 Agreement

The terms used in the Contractor Services Agreement shall have the meanings assigned to them in this section or elsewhere in the Contractor Services Agreement:

1.1	B2 shall include any entity, which is at any time the parent or the subsidiary of B2, or any corporation, partnership, or entity which is an affiliate of B2 by virtue of common ownership, and for which "MS" is providing services in any form during "MS"'s engagement by B2.
1.2	Services shall consist of all obligations, duties, requirements and responsibilities required for the successful completion by "MS" of the services described in section 2.0 as set forth herein.
1.3	The laws of Nevada will govern this agreement.

2.0 Services

2.1	"B2" and the "MS" agree that the Services to be provided by "MS" hereunder shall consist of:

2.1.1	Perform all technical tasks and responsibilities as assigned and required for the proper ongoing operation of the Hard Rock MMA Business.
2.1.2	Specifically Assist B2 with

2.1.2.1	Operations of all aspects of the LIVE EVENTS, herein "LE" as currently being operated for 87 events by "MS" for the Colosseum Combat MMA Business
2.1.2.2	Matchmaking for each "LE".
2.1.2.3	Financial operation of the entire Business including all check writing, administering and completing all accounting and report filing
2.1.2.4	Developing and reporting a monthly reporting of financial performance for the Hard Rock MMA Business, each event and status reports to B2
2.1.2.5	Working on a daily basis with the B2 management and operations on ongoing projects as directed by B2.
2.1.2.6	Operation and assistance with the Regional and National B2 Fighting Series Events
2.1.2.7	Mark Slater to be a member of the B2 Matchmaking Committee
2.1.2.8	Mark Slater to be a member of the B2 Operations Committee
2.1.2.9	Setting up and working with B2 to develop any NEW programs on B2 Related business and technology

13

2.1.2.10	Travel to assist B2 on LIVE Events, Meetings, and Special Sponsor(ed) events.
2.1.2.11	Specific Tasks as requested by B2
2.1.2.12	Be available 7 days a week for interaction with B2 staff
2.1.2.13	Participation in meeting as per the request of B2.

2.2	In performing the Services, "MS" shall coordinate all of "MS" efforts with "B2" specifically interfacing with Mr. Greg P. Bell the Chairman and CEO of "B2". In all matters pertinent to the Services "MS" shall keep "B2" fully advised v i a email or phone calls of "MS"'s activities.

3.0 Terms, Conditions and Expenses

3.1	This Contractor Services Agreement shall expire 10 years from the execution date of this agreement.
3.2	"MS" agrees to devote all of his workweek to accomplish the Services to "CC" and in consideration therefore, "CC," agrees to pay 50% of each event margin to "MS" 5 business days after each event for the term of this agreement.
3.3	"MS" Shall cause 5% of each "LE" event margin to be Paid to "B2" within 5 Business days of the completion of each "LE".
3.4	"B2" will Pay a "Signing Bonus" of $4000 to "MS" within 10 Business Days of the execution date of this agreement
3.5	It is specifically understood by both parties that Mark Slater is the person who shall be fulfilling the services listed in this agreement to "CC" and "B2".
3.6	Payments to be Paid to "MS" for the services contained herein;via Wire transfer or electronic deposit in US$s
3.7	This agreement can be renewed by joint agreement in writing by both parties for a 1-year extension. Notifications of said extension to be executed in writing between the parties no later than 60 days before the expiration date of this agreement.
3.8	Mark Slater "MS" will serve as "Matchmaker" for "CC" and cannot be removed from his position for the term of this contract unless by unanimous agreement by "MS" and B2 Digital.
3.9	Mark Slater "VH" will serve as "President" for "CC" and cannot be removed from his position for the term of this contract unless by unanimous agreement by "MS" and B2 Digital"B2".
3.10	"MS" will be responsible for the payment of all taxes associated with the fees paid by to "MS" for the Services covered under this agreement.

4.0 B2 Furnished Documents

All data, plans,specifications,technical information,drawings, customer or price list or other B2 furnished data or property shall remain the exclusive property of "B2". Upon conclusion of the work performed by the "MS", such property in "MS"'s possession will be promptly returned to "B2"

5.0. Ownership of Documents

5.1	It is specifically understood by "MS" that all drawings' reports, documents and other data and information prepared acquired or given to "MS" in connection with the "MS"'s performance of the Services for B2 are the exclusive property of B2.
5.2	It is expressly understood by "MS" that "MS"'s work product for all the services in this agreement are the exclusive property of "B2".

6.0. Confidentiality Agreement

6.1	It is specifically understood by "MS" that the NDA, Non Disclosure and Confidentiality Agreement, executed between the parties, covers his actions during the performance of the services covered under this agreement.
6.2	"MS" also specifically agrees to not discuss or pass on any information to anyone for any reason about Mr. Greg P. Bell, B2, and or the services covered in this agreement, and or any knowledge or information he acquires from B2 or Mr. Greg P. Bell without the expressed permission of Mr. Greg P. Bell.
6.3	Any violation of 6.2 or 6.3 as determined in the sole discretion of B2. B2 will then have the right to cancel and terminate this agreement immediately on said violation notification to "MS" by B2.

14

7.0 Notices

7.1	Notices All notices, requests, demands, instructions,and other communications shall be in writing, and shall be addressed respectively as follows:
7.2	If to B2:

Mr. Greg P. Bell
gbell@B2enterprises.net
Mobile Phone: (310) 663-6615

7.3	If to "MS":

Mark Slater
Email: mark@colosseumcombat.com
Mobile Phone: (765) 513-0016

8.0 Yearly Plan

"MS" agree to use best efforts to meet and accomplish the Business Plan herein Attached as Exhibit A to this agreement. It is specifically understood by "MS" that they will hold a minimum of 5 Live Events per year, in Indiana as "CC" completed in calendar year 2017. By joint agreement by "B2" and "MS" the business plan can be adjusted as market conditions or operations change.

9.0 Entire Agreement

This Contractor Services Agreement constitutes the entire agreement between "B2" and the "MS" and supercedes all prior agreements whether oral or written with respect to the subject matter thereof.

In witness whereof, the parties hereto agree to the terms in this Contractor Services Agreement.

/s/ Greg P. Bell

B2Digital INC.

Greg P. Bell

Chairman & CEO

Date: November 20, 2017

/s/ Mark Slater

Mark Slater

Date: 11-2-17

15